Exhibit 5

[Cahill Gordon & Reindel LLP Letterhead]

(212) 701-3000

August 19, 2010

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

International CCE Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Re:	International CCE Inc.
Registration Statement on Form S-4
File No. 333-167067

Ladies and Gentlemen:

We have acted as counsel to Coca-Cola Enterprises Inc., a Delaware corporation (“CCE”), and its wholly owned subsidiary, International CCE Inc., a Delaware corporation (the “Company”) in connection with the Company’s registration statement on Form S-4 (File No. 333-167067) (as amended through the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to 368,657,576 shares of common stock of the Company, par value $0.01 per share (the “Shares”), to be issued by the Company in accordance with the provisions of the Business Separation and Merger Agreement dated as of February 25, 2010 (the “Merger Agreement”) by and among The Coca-Cola Company, the Company, CCE and Cobalt Subsidiary LLC.

In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified or otherwise identified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been validly authorized and when the Registration Statement has been declared effective by order of the Commission and the Shares have been issued in the manner and for the consideration contemplated by the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the law of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States of America.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL LLP